EXHIBIT 10(f)

Acxiom Corporation

FY2008 Leadership Cash Incentive Plan

Part One

1.1 Base Compensation

Base compensation represents salary that is paid semi-monthly.

1.2 Variable Compensation

A variable compensation opportunity reflecting a designated percentage of base pay is available through attainment of Company operating income and/or division and organization revenue, profit and return on investment capital targets, with the target mix depending on the leader’s responsibilities within the Company. The Company may also establish new targets or change existing targets as it deems necessary. Up to 15% of this opportunity is payable after the close of each of the first three quarters of the fiscal year. Any remaining balance earned will be paid after fiscal year end based on fiscal year performance. Payments will be made within 60 days of the end of each quarter and the end of the fiscal year, subject to completion of quarterly or annual audits.

1.3 Funding

Funding of the variable compensation opportunity paid for attainment of the Company operating income target begins after the threshold target is met and increases on a linear basis until 100% attainment of the target is achieved. After 100% attainment of the target, 30% of each additional dollar attributable to Company operating income may be used to fund an over-attainment payment upon approval of the Corporate Internal Compensation Committee.

Funding for the variable compensation opportunity paid for attainment of division and organization revenue, profit and return on investment capital targets begins after 95% of the applicable target is attained. Funding will occur in 2% increments for each tenth of a percentage point attained above 95% of the applicable target. The variable compensation opportunity is fully funded when 100% of the applicable target is achieved. Over-attainment funding is linear up to a maximum of 110% attainment of the applicable target, which will provide a payment of 110% of the variable compensation opportunity.

Part Two

2.1 Terms & Conditions

•	This plan is for FY2008 only. Provisions may or may not carry over to the next year.
•	This plan does not alter an associate’s at-will status, nor does it create, imply or mean to imply a term of employment or a contract for continued employment.
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The version of this plan posted online on the Associate Resource Center will be used as the controlling document. It is the associate’s responsibility to review revisions announced in writing and subsequently posted on the Associate Resource Center.

•	Payments are contingent upon employment with the Company on the date of payment, unless otherwise specified by law.
•	Leaders new to the plan are eligible to participate in the plan beginning with the next full month after their leadership appointment and are eligible to receive a prorated payout for that quarter.
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For current leaders, the variable opportunity will be calculated based on base pay as of April 1, 2007. In the event base pay is adjusted in the first half of the fiscal year, variable opportunity will be recalculated and pro-rated for the remainder of the fiscal year.

•	In the event of retirement, layoff, or death, leaders or their beneficiaries may, at the Company’s discretion, receive a prorated payout based on the actual employment period.
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Leaders on an approved leave of absence (STD, FMLA, military, jury, or approved unpaid leave) are eligible to participate if they worked any portion of the plan period, and are eligible to receive a prorated payout based on the actual time worked.

•	The plan is administered by the Corporate Internal Compensation Committee, which is authorized to modify or discontinue the plan as it deems necessary.